EXHIBIT 1
Interim Financial Statements for the First Half of the Fiscal Year Ending March 31, 2008
(U.S. Accounting Standards)
November 9, 2007

Listed Company: Wacoal Holdings Corp.		Stock Exchanges: Tokyo, Osaka
Code Number: 3591		URL: http://www.wacoal.co.jp/
Representative:	Position: Representative Director
Name: Yoshikata Tsukamoto
For Inquiries:	Position: General Manager, Corporate Planning
Name: Ikuo Otani Tel: (075) 682-1006
Schedule Date of Filing Semi-Annual Report: December 20, 2007
(Amounts less than 1 million yen have been rounded)
1.	Consolidated Results for the Six-Month Period Ended September 30, 2007 (April 1, 2007 to September 30, 2007)
(1)	Consolidated Business Results
(% indicates changes from the same period of the previous fiscal year)

	Sales		Operating Income		Pre-tax Income		Net Income
	Million Yen	%	Million Yen	%	Million Yen	%	Million Yen	%
Six-Month Period Ended September 30, 2007	84,475	0.7	8,980	(2.2)	10,199	5.7	1,875	(69.9)
Six-Month Period Ended September 30, 2006	83,928	1.6	9,181	45.9	9,647	44.1	6,226	40.4

Fiscal Year Ended March 31, 2007	166,410	—	12,896	—	13,920	—	9,029	—

	Net Income	Diluted Net Earnings
	Per Share	Per Share
	Yen	Yen
Six-Month Period Ended September 30, 2007	13.34	—
Six-Month Period Ended September 30, 2006	43.26	—

Fiscal Year Ended March 31, 2007	63.18	—

(Reference) Equity method investment income (loss):
Six-month period ended September 30, 2007: (3,943) million yen
Six-month period ended September 30, 2006: 837 million yen
Fiscal year ended March 31, 2007: 1,771 million yen
(2)	Consolidated Financial Condition

			Total Shareholders’	Shareholders’ Equity
	Total Assets	Total Shareholders’ Equity	Equity Ratio	Per Share
	Million Yen	Million Yen	%	Yen
Six-Month Period Ended September 30, 2007	242,517	188,699	77.8	1,342.38
Six-Month Period Ended September 30, 2006	242,520	187,621	77.4	1,303.75

Fiscal Year ended March 31, 2007	250,266	193,278	77.2	1,374.89

(3)	Consolidated Cash Flow Status

		Cash Flow provided by	Cash Flow provided by	Balance of Cash and
	Cash Flow from	(used in) Investing	(used in)	Cash Equivalents at
	Operating Activities	Activities	Financing Activities	End of Year
	Million Yen	Million Yen	Million Yen	Million Yen
Six-Month Period Ended September 30, 2007	5,391	(1,429)	(2,935)	20,849
Six-Month Period Ended September 30, 2006	2,342	(4,541)	180	17,797

Fiscal Year ended March 31, 2007	9,339	(1,185)	(8,404)	19,816

2.	Status of Dividends

	Dividend Per Share
	Interim	Year-end	Annual
	Yen	Yen	Yen
Fiscal Year Ended March 31, 2007	—	22.00	22.00
Fiscal Year Ended March 31, 2008	—		25.00
Fiscal Year Ending March 31, 2008 (Estimates)		25.00
3.	Forecast of Consolidated Results for the Fiscal Year Ending March 31, 2008 (April 1, 2007 to March 31, 2008)
(% indicates changes from the same period of the previous fiscal year)

									Interim Net
									Income
	Sales		Operating Income		Pre-tax Net Income		Net Income		Per Share
	Million Yen	%	Million Yen	%	Million Yen	%	Million Yen	%	Yen
Annual	167,000	0.4	13,000	0.8	14,000	0.6	4,700	(47.9)	33.43
4.	Others
(1)	Changes in Significant Subsidiaries in Six-Month Period Ended September 30, 2007 (changes of specific subsidiaries causing change in consolidation criteria): None

(Note) For details, please see “Status of Corporate Group” on page 7.

(2)	Changes in Accounting Principles, Procedures and Indication Method Relevant in Preparing Interim Consolidated Financial Statements:
(i)	changes due to modifications in accounting standards, etc.: Yes

(ii)	changes other than (i) above: None

(Note)	For details, please see “Basic Matters in Preparing Interim Consolidated Financial Statements” on page 16.
(3)	Number of Issued Shares (Common Stock)

		Six-Month Period	Six-Month Period
		Ended September 30,	Ended September 30,	Fiscal Year Ended
		2007	2006	March 31, 2007
(i)	Number of issued shares (including treasury stock) as of the end of:	144,016,685 shares	144,016,685 shares	144,016,685 shares

(ii)	Number of shares held as treasury stock as of the end of:	3,445,947 shares	108,243 shares	3,440,116 shares

(iii)	Average number of shares during:	140,573,672 shares	143,911,921 shares	142,910,187 shares
(Note)  For the number of shares used in calculating the interim net income (consolidated) per share, please see “Per Share Information” on page 17.
(Reference) Summary of Non-Consolidated Results
(Amounts less than 1 million yen have been truncated.)
1.	Non-Consolidated Results for the Six-Month Period Ended September 30, 2007 (April 1, 2007 to September 30, 2007)
(1)	Non-Consolidated Business Results
(% indicates changes from the same period of the previous fiscal year)

	Operating Revenue		Operating Income		Ordinary Income		Net Income
	Million Yen	%	Million Yen	%	Million Yen	%	Million Yen	%
Six-Month Period Ended September 30, 2007	4,023	72.5	2,033	—	2,127	949.1	(2,386)	—
Six-Month Period Ended September 30, 2006	2,331	(96.6)	129	(97.3)	202	(96.7)	208	(93.6)

Fiscal Year Ended March 31, 2007	6,005	—	1,570	—	2,132	—	1,516	—

Net Income
Per Share
Yen
Six-Month Period Ended September 30, 2007	(16.97)
Six-Month Period Ended September 30, 2006	1.44

Fiscal Year Ended March 31, 2007	10.60

(2)	Non-Consolidated Financial Condition

	Total Assets	Net Assets	Capital-to-Asset Ratio	Net Asset per Share
	Million Yen	Million Yen	%	Yen
Six-Month Period Ended September 30, 2007	143,374	139,966	97.6	995.69
Six-Month Period Ended September 30, 2006	154,606	149,235	96.5	1,037.01

Fiscal Year Ended March 31, 2007	150,325	145,434	96.7	1,034.56

(Note) Equity Capital:	As of the end of the six-month period ended September 30, 2007: 139,966 million yen
As of the end of the six-month period ended September 30, 2006: 149,235 million yen
As of the end of the fiscal year ended March 31, 2007: 145,434 million yen

*	The foregoing estimates are made based on information available as of the date this data was released, and actual results may differ from estimates due to various factors arising in the future. Please refer to page 5 for information relating to the estimates.

QUALITATIVE INFORMATION / FINANCIAL STATEMENTS
1.	Business Results
     (1) Business Results
     During the six-month period ended September 30, 2007, the Japanese economy generally moved from recovery to gradual expansion, with improved corporate profits and a steady improvement in consumer spending. Overseas economies generally showed recovery, while recovery in the U.S. market remained modest.
     Business results in the women’s fashion industry were generally weak, with many companies, including department stores, mass merchandisers, and other types of enterprises, experiencing a slump due to low temperatures in early spring and a heat wave with record high temperatures across Japan which affected domestic retailers in general. In this context, our group (primarily Wacoal Corporation, our core operating entity) sought to improve the strength of its products and endeavored to develop products focused on consumer needs.
     With respect to the Wacoal brand business department of Wacoal Corporation, LALAN, our new campaign brassiere which was launched in spring, showed a favorable sales performance. We launched LALAN this spring in order to expand brassiere sales, which experienced stagnant sales in recent years, by changing its lagging brand image among younger generations who have a high sensitivity towards fashion, as well as expanding the age group of customers and increasing their average age. This product earned a high reputation from consumers for its high quality and reliability. The product itself boasts an unprecedented unique design offered in various sizes to meet the needs of all bust sizes, and is developed and promoted based on the senses rather than a promotion centered on functionality. This new campaign became more widespread among consumers in addition to our existing consumers and LALAN continued to show steady performance, which helped to halt the decline in overall brassiere sales. We experienced favorable sales in Trefle, our luxury brand product, Gra-P, our high value added brand product which targets the middle-aged and senior markets, as well as in our personal wear merchandise department handling pajamas and gowns.
     We increased demand for our new undergarments for the lower body from July 2005 with the launch of Hip Walker and Onaka Walker from our new brand category Style Science. Now that the products are in their repurchase period (over two years from the launch of the products), we have launched Onaka Walker Light Type to trigger new demand. However, the sales were far below the amount sold in the previous fiscal year due to the effect of the heat wave. Furthermore, due to stagnant sales of Parfage, which is sold in department stores, and La Vie Aisee, which targets the middle-aged and senior markets, the overall sales of the Wacoal brand business department were below the results from the previous fiscal year.
     In our Wing brand business department, business results for our core brassieres were generally weak. Also, the sales of Style Up Pants from the Style Science series have lost momentum since summer, and were below the results of the previous fiscal year. On the other hand, sales of girdles and functional body suits aimed at married women and comfortable undergarments for humid summer days had favorable sales. In July, we launched Kirei, a new brand mainly targeting consumers in their forties, which is the main consumer segment of chain stores, and achieved steady performance, as was expected. Our Wing brand business department has launched a new brand for the first time in ten years. Although this is on a small scale, Bros, one of our men’s innerwear brands which targets chain store consumers, is having favorable sales and DAMS, which targets consumer segment of department stores, is gradually developing new outlets. Although our core brassiere and Style Up Pants did not perform well, the overall business results in our Wing brand business department have achieved the initial sales plan supplemented by the results of other product categories.
     Our SPA (retail store) business includes such stores as Une Nana Cool, which is operated as an independent subsidiary; Amphi, SUBITO and Sur la Plage, which are direct retail stores of Wacoal Corp.; as well as the outlet Wacoal Factory Store. Sales have exceeded the annual plan and are basically doing well. Une Nana Cool, our subsidiary, achieved a business surplus for the first time since the launch of its business. Although there were varied results among other brands, our SPA business has not yet generated an overall profit.
     Although sales increased only slightly in our catalog sales business, as a result of suspending underperforming media, we have eliminated the business deficit that existed as of September 30, 2006 and restored profitability.
     In our Wellness business, sales of our main sports conditioning wear product, CW-X, performed below the results of the prior fiscal year due to an increase in returned goods caused by the stagnant autumn and winter season during the prior fiscal year and a decrease in sales followed by inventory adjustment. Meanwhile, sales through new sales channels, such as television shopping, drug stores and variety shops, gradually increased in impact, which offset the drop in sales of CW-X and helped maintain the same level of performance as the same period in the previous fiscal year.
     Our semi-order innerwear business Dublevé was split off from Wacoal Corporation during the prior fiscal year and is currently developing as Wacoal Dublevé Corp. Its sales, however, remained flat due to a large decline in the number of orders received during the actual sales period in the summer and a failure to attract new customers as well as a decline in the unit price per customer.
     With regard to our overseas business, business in China continued on an upward trend. This is the result of implementing a control system for production and sales which helped clear inventory and led to an expansion in sales and an improvement in revenue. Taking

AFTA (ASEAN Free Trade Area) into consideration, we maintained regional collaboration in designing and producing a common line of products, and in March 2007, we launched our new brand Sorciage in Singapore, Indonesia, Malaysia and the Philippines, aimed at young career women. Although sales in these countries are not a level significant enough to contribute to our overall business results, they are actively continuing in their efforts to attain future growth as a new local brand. The strong performance of upscale department stores and an increase of business with mid-level department stores, which are strengthening their high level product ranges, significantly increased sales in the U.S. market during the prior fiscal year. However, sales during this six-month period maintained a slight increase after a slow down in opening new stores. On the other hand, profits were below the results from the prior fiscal year due to an increase in expenses in connection with strengthening the sales force followed by the expansion of stores.
     During this six-month period, we recorded 4,694 million yen in impairment losses in relation to the intangible assets of Peach John Co., Ltd., an affiliate with which we formed a business and capital alliance during the prior fiscal year, as a decrease under equity in net income of affiliated companies. As a result of the catalogue sales industry currently being in a business structure transition stage in tandem with the spread of sales by Internet and cell-phone, we have reevaluated large investments in information systems to build a system that corresponds to such changes, while we prepare a solid business plan for the coming five years.
     As a result, sales for the six-month period ended September 30, 2007 were 84,475 million yen, a 0.7% increase compared to the same period in the previous fiscal year.
     The operating income for the six-month period ended September 30, 2007 was 8,980 million yen, a 2.2% decrease compared to the same period in the previous fiscal year.
     Pre-tax net income for the six-month period ended September 30, 2007 was 10,199 million yen (a 5.7% increase compared to the same period in the previous fiscal year), and net income for the same period was 1,875 million yen (a 69.9% decrease compared to the same period in the previous fiscal year).
     By business category, sales of textile goods and related products in the six-month period ended September 30, 2007 was 76,993 million yen, a 1.0% increase compared to the same period of the previous fiscal year. Other sales during the six-month period ended September 30, 2007 amounted to 7,482 million yen, a 3.1% decrease compared to the same period of the previous fiscal year.
     By location, Japan represented 71,142 million yen, accounting for 84.2% of group sales, whereas Asia accounted for 4.7% and Europe and the United States accounted for 11.1%.
     Regarding our forecast for the fiscal year ending March 31, 2008, although we expect a gradual expansion of the economy, sales of autumn products in the women’s fashion apparel domestic industry remain stagnant due to the effect of late summer heat. The U.S. market is unclear due to financial market turmoil, in addition to signs of a slowdown, and we are concerned of such effects on our business. The economies in most of the Asian countries are performing steadily and economic expansion is expected to continue.
     As for operating results, while our efforts in renovating our brand image in order to strengthen existing businesses are effective, we are also aiming to expand sales and profits by reducing costs to build a high-profit structure.
     Our target for the fiscal year ending March 31, 2008 is to achieve sales of 167,000 million yen, operating income of 13,000 million yen, pre-tax net income of 14,000 million yen, and net income of 4,700 million yen.
     (2) Financial Condition
     Although net income decreased compared to the same period in the previous fiscal year, cash flow from operating activities during the six-month period ended September 30, 2007 was 5,391 million yen, an increase of 3,049 million yen compared to the same period in the previous fiscal year due to an increase under equity in net income of affiliated companies (after dividends income).
     Cash flow used in investing activities amounted to an expenditure of 1,429 million yen, due to the acquisition of marketable securities.
     Cash flow used in financing activities included an expenditure of 2,935 million yen due to dividend payments.
     The balance of cash and cash equivalents as of September 30, 2007, calculated by deducting the effect of exchange rates from the total above, was 20,849 million yen, a 1,033 million yen increase compared to the same period in the previous fiscal year.
     Free cash flow, which was calculated by subtracting the amount of capital investment from the cash flow from operating activities, amounted to 4,505 million yen.

Trends in certain cash-flow indicators

	Fiscal Year	Fiscal Year	Fiscal Year	Fiscal Year	Six-Month Period
	ended	ended	ended	ended	ended
	March 31, 2004	March 31, 2005	March 31, 2006	March 31, 2007	September 30, 2007
Equity ratio (%)	76.0	77.7	77.0	77.2	77.8
Equity ratio based on the market value (%)	67.9	90.6	95.0	83.9	81.8
Debt redemption years (years)	0.8	3.3	8.9	0.6	1.1
Interest coverage ratio (times)	45.6	24.1	12.8	133.4	128.4
     Equity ratio = shareholders’ equity/total assets
     Equity ratio based on the market value = aggregate market value of shareholders’ equity/total assets
     Debt redemption years = interest-bearing debt/cash flow from operating activities
     Interest coverage ratio = cash flow from operating activities/interest payment
     Interest payment = “cash payment/interest” as described in the supplemental information to the consolidated cash flow statements
     (3) Basic Policy Regarding Distribution of Profits and Dividends for Fiscal Years ending March 31, 2008 and 2009
     Our basic policy regarding the distribution of profits to our shareholders is to pay steady dividends and increase our earnings per share, while giving due consideration to the improvement of corporate value through active investments that will result in increased profitability. As for retained earnings, in light of the improvement of our corporate value, we have actively invested in developing new SPA stores (specialty retailers of private label apparel), developing new points of contact with customers and actively investing in overseas businesses. We are also concentrating on new business investments, such as entry into new markets, strategic business alliances and M&A activities. We hope that these efforts will benefit our shareholders by improving future profitability. We also intend to acquire treasury stocks from time to time and we will try to improve capital efficiency and return profits to our shareholders.
     The dividend payable for this fiscal year will be 25.00 yen per share, as previously announced.
     (4) Risk Factors
     There is no material change in the context of risk factors as disclosed in the Annual Securities Report filed for the fiscal year ended March 31, 2007 and we will therefore omit the disclosure of risk factors in the present report.
     The Annual Securities Report disclosing such risk factors can be found at the following website:
(Company Website)
http://www.wacoalholdings.jp/ir/library.html

2.	Status of Corporate Group
     Our corporate group consists of Wacoal Holdings Corp. (the “Company”), 35 subsidiaries and 9 affiliates, and is principally engaged in the manufacture and wholesale distribution of innerwear (primarily women’s foundation wear, lingerie, nightwear and children’s underwear), outerwear, sportswear, and other textile goods and related products, as well as the wholesale and direct sale of certain products to consumers. Our corporate group also conducts business in the restaurant, culture, services, and interior design businesses.
     Segment information and a summary of the various companies that make up our corporate group are as follows.

Business Segment	Operating Segment	Major Affiliated Companies
Textile Goods and Related Products	Manufacturing and Sales Companies	Domestic	Wacoal Corporation Studio Five Corp. One other company
(Total: 3 Companies)
		Overseas	Wacoal America, Inc., Wacoal China Co., Ltd. Shinyoung Wacoal Inc. (South Korea) Taiwan Wacoal Co., Ltd. Thai Wacoal Public Co., Ltd. Three other companies
(Total: 8 Companies)
	Sales Companies	Domestic	Peach John Co., Ltd. Intimate Garden Corp. Une Nana Cool Corp. One other company
(Total: 4 Companies)
		Overseas	Wacoal Singapore Private Ltd. Wacoal Hong Kong Co., Ltd. Wacoal France Société Anonyme Wacoal (UK) Ltd. Three other companies
(Total: 7 Companies)
	Apparel Manufacturers	Domestic	Kyushu Wacoal Sewing Corp. Tokai Wacoal Sewing Corp. Niigata Wacoal Sewing Corp. Torica Inc. Three other companies
(Total: 7 Companies)
		Overseas	Wacoal Dominicana Corp. (Dominican Republic) Guandong Wacoal Inc. Two other companies
(Total: 4 Companies)
	Other Textile Related Companies	Domestic	Wacoal Distribution Corp. One other company
(Total: 2 Companies)
		Overseas	Wacoal International Hong Kong Co., Ltd.
(Total: 1 Company)
Others	Cultural Business Service Companies	Domestic	Wacoal Corporation Wacoal Art Center Co., Ltd.
(Total: 2 Companies)
	Other Business Companies	Domestic	Wacoal Corporation Nanasai Co., Ltd. Wacoal Service Co., Ltd. Wacoal Career Service Corp. House of Rose Co., Ltd.
(Total: 5 Companies)
		Overseas	Wacoal International Corp. (U.S.) Wacoal Investment Co., Ltd. (Taiwan) One other company
(Total: 3 Companies)

     The following is a business distribution diagram of the above companies:

Sales
Consumer/ Client
Sales
Domestic
Sales
(North America)
Overseas
Seven Apparel manufacturing companies
Kyushu Wacoal Manufacturing Corp.
Tokai Wacoal Sewing Corp.
Niigata Wacoal Sewing Corp.
Torica Inc.
Three other companies
Supply of Raw Materials
Supply of Semi-manufactured Goods
One Investment Company
Wacoal International Corp. (U.S.)
One Manufacturing/Sales Company
Wacoal America, Inc. (U.S.)
Supply of Raw Materials
Supply of Raw Materials
Supply of Goods
Two Apparel Manufacturing Companies
Wacoal Dominicana Corp. (Dominican Republic)
One other company
Four Sales Companies
Peach John Co., Ltd.
Intimate Garden Corp.
Une Nana Cool Corp.
One other company
Supply of Goods
One Sales Company
Wacoal Sports Science Corp. (U.S.)
Supply of Goods
Supply of Goods
Supply of Goods
(European District)
Two Manufacturing/Sales Companies
Studio Five Corp.
Wacoal Dublevé Corp.
Supply of Goods
Supply of Goods
Two Sales Companies
Wacoal France Société Anonyme (France)
Wacoal (U.K.) Ltd. (U.K.)
Wacoal Corp.
(Asia)
Two Investment Companies
Wacoal Investment Co., Ltd. (Taiwan)
One other company
Two Other Textile Related Companies
Wacoal Distribution Corp.
One other company
Provision of Business Services and Supply of Raw Materials
Supply of Goods
Four Sales Companies
Wacoal Singapore Private Ltd. (Singapore)
Wacoal Hong Kong Co., Ltd. (Hong Kong)
Two other companies
One Cultural Business Service Company
Wacoal Art Center Co., Ltd.
Provision of Administrative Services
Supply of Raw Materials
Nine Manufacturing/Sales Companies
Guangdong Wacoal Inc. (China)
Wacoal China Co., Ltd. (China)
Shinyoung Wacoal Inc. (Korea)
Taiwan Wacoal Co., Ltd. (Taiwan)
Thai Wacoal Public Co., Ltd. (Thailand)
Four other companies
Supply of Semi-manufactured Goods
Four Other Business Companies
Nanasai Co., Ltd.
Wacoal Service Co., Ltd.
Wacoal Career Service Corp.
House of Rose Co., Ltd.
Provision of Sales Appliances and Business Services
Supply of Raw Materials
Supply of Raw Materials
One Other Textile Related Company
Wacoal International Hong Kong Co., Ltd. (Hong Kong)
Supply of Raw Materials
Wacoal Holdings Corp. (holding company)

3.	Management Policies
     We will omit the disclosure on the following matters because no material change has arisen as to the information in the March 2007 Financial Statements (disclosed on May 10, 2007):
(1)	Basic Business Policy

(2)	Measures for Business Targets

(3)	Our Medium- and Long-Term Business Strategy

(4)	Issues to Address
     The March 2007 Financial Statements describing the information on above matters can be found at the following website:
(Company Website)
http://www.wacoalholdings.jp/ir/financial_results.html
(TSE Website (search engine for information on listed companies)
http://www.tse.or.jp/listing/compsearch/index.html

4. Consolidated Interim Financial Statements
(1) Consolidated Interim Balance Sheets (Unaudited)

			Amount
Accounts	As of September 30, 2007	As of March 31, 2007	Increased/(Decreased)	As of September 30, 2006
(Assets)	Million Yen	Million Yen	Million Yen	Million Yen

I. Current assets

Cash and cash equivalents	12,585	10,613	1,972	8,533
Time deposits and certificates of deposit	8,264	9,203	(939)	9,264
Marketable securities	14,919	14,392	527	20,004
Receivables
Trade notes	463	550	(87)	534
Trade accounts	26,241	22,882	3,359	27,197

	26,704	23,432	3,272	27,731
Allowance for returns and doubtful receivables	(3,083)	(2,979)	(104)	(3,435)

	23,621	20,453	3,168	24,296
Inventories	30,504	30,199	305	29,112
Deferred income taxes	5,198	4,980	218	5,164
Other current assets	1,376	3,075	(1,699)	2,265

Total current assets	96,467	92,915	3,552	98,638

II. Property, plant and equipment

Land	20,817	20,874	(57)	20,827
Buildings and building improvements	58,535	59,168	(633)	58,897
Machinery and equipment	14,247	14,179	68	13,885
Construction in progress	27	472	(445)	315

	93,626	94,693	(1,067)	93,924
Accumulated depreciation	(41,528)	(41,911)	383	(41,146)

Net property, plant and equipment	52,098	52,782	(684)	52,778

III. Other assets

Investments in affiliates	30,411	34,012	(3,601)	31,906
Investments	47,761	54,117	(6,356)	50,315
Prepaid pension expense	6,248	7,089	(841)	—
Deferred income taxes	1,060	1,048	12	768
Lease deposits and other	8,472	8,303	169	8,115

Total other assets	93,952	104,569	(10,617)	91,104

Total Assets	242,517	250,266	(7,749)	242,520

(Note) Increase or decrease shows the difference between the six-month period ended September 30, 2007 and the previous fiscal year.

			Amount
			Increased/	As of September 30,
Accounts	As of September 30, 2007	As of March 31, 2007	(Decreased)	2006
(Liabilities and Shareholders’ equity)	Million Yen	Million Yen	Million Yen	Million Yen

I. Current Liabilities
Short-term bank loans	6,014	5,822	192	9,346

Notes and accounts payable
Trade notes	1,479	1,503	(24)	1,778
Trade accounts	10,355	10,536	(181)	11,484

	11,834	12,039	(205)	13,262
Accounts payable	3,955	6,900	(2,945)	4,555
Accrued payroll and bonuses	6,111	6,416	(305)	5,916
Income taxes payable	3,292	1,378	1,914	746
Current portion of long-term debt	50	51	(1)	54
Other current liabilities	2,847	2,262	585	2,765

Total current liabilities	34,103	34,868	(765)	36,644

II. Long-term liabilities
Long-term debt	95	111	(16)	130
Liability for termination and refinement benefits	1,937	2,072	(135)	3,401
Deferred income taxes	14,370	16,959	(2,589)	11,935
Other long-term liabilities	835	517	318	373

Total long-term liabilities	17,237	19,659	(2,422)	15,839

(Minority Interests)
Minority interests	2,478	2,461	17	2,416

(Shareholders’ Equity)

I. Common stock	13,260	13,260	—	13,260
II. Additional paid-in capital	25,242	25,242	—	25,242
III. Retained earnings	139,448	140,666	(1,218)	137,863
IV. Accumulated other comprehensive income (loss)

Foreign currency translation adjustments	2,295	716	1,579	(811)
Unrealized gain/(loss) on securities	10,724	14,428	(3,704)	12,196
Pension liability adjustments	2,902	4,130	(1,228)	—
V. Less treasury stock at cost	(5,172)	(5,164)	(8)	(129)

Total shareholders’ equity	188,699	193,278	(4,579)	187,621

Total liabilities, minority interests and shareholders’ equity	242,517	250,266	(7,749)	242,520

(Note) Increase or decrease shows the difference between the six-month period ended September 30, 2007 and the previous fiscal year.

(2) Consolidated Interim Statements of Income (Unaudited)

					Amount
	Six-Month Period Ended		Six-Month Period Ended		Increased/	Fiscal Year Ended
Accounts	September 30, 2007		September 30, 2006		(Decreased)	March 31, 2007
	Million Yen	%	Million Yen	%	Million Yen	Million Yen	%

I. Net Sales	84,475	100.0	83,928	100.0	547	166,410	100.0
II. Operating costs and expenses (income)
Cost of sales	41,550	49.2	41,488	49.5	62	84,658	50.9
Selling, general and administrative	33,945	40.2	33,259	39.6	686	68,856	41.4

Total operating costs and expenses	75,495	89.4	74,747	89.1	748	153,514	92.3

Operating income	8,980	10.6	9,181	10.9	(201)	12,896	7.7
III. Other income (expenses)
Interest income	131	0.2	102	0.1	29	236	0.1
Interest expense	(42)	(0.0)	(37)	(0.0)	(5)	(73)	(0.0)
Dividend income	372	0.4	332	0.4	40	603	0.4
Gain on sale or exchange of marketable securities and investments	651	0.8	—	—	651	406	0.3
Impairment charges on investments	(9)	(0.0)	(7)	(0.0)	(2)	(365)	(0.2)
Other — net	116	0.1	76	0.1	40	217	0.1

Total other income, net	1,219	1.5	466	0.6	753	1,024	0.7

Income before income taxes, equity in net income of affiliated companies and minority interests	10,199	12.1	9,647	11.5	552	13,920	8.4

Income taxes
Current	3,840	4.5	1,103	1.3	2,737	2,874	1.7
Deferred	466	0.6	3,031	3.6	(2,565)	3,628	2.2

Total income taxes	4,306	5.1	4,134	4.9	172	6,502	3.9

Income before equity in net income of affiliated companies and minority interests	5,893	7.0	5,513	6.6	380	7,418	4.5
Equity in net income (loss) of affiliated companies	(3,943)	(4.7)	837	1.0	(4,780)	1,771	1.0
Minority interests	(75)	(0.1)	(124)	(0.2)	49	(160)	(0.1)

Net income	1,875	2.2	6,226	7.4	(4,351)	9,029	5.4

Earnings per share	13.34		43.26			63.18

(Note) Increase or decrease shows the difference between the six-month period ended September 30, 2007 and the six-month period ended September 30, 2006.

(3) Consolidated Statements of Comprehensive Interim Income (Unaudited)

	Six-Month Period Ended	Six-Month Period Ended	Amount	Fiscal Year Ended
Accounts	September 30, 2007	September 30, 2006	Increased/(Decreased)	March 31, 2007
	Million Yen	Million Yen	Million Yen	Million Yen
I. Net income	1,875	6,226	(4,351)	9,029

II. Other comprehensive income (loss), — net of tax

Foreign currency translation adjustments	1,579	(75)	1,654	1,452
Unrealized gains (losses) on securities	(3,704)	(2,115)	(1,589)	117
Minimum pension liability	(1,228)	—	(1,228)	—

Other comprehensive income (loss)	(3,353)	(2,190)	(1,163)	1,569

Interim Comprehensive income (loss)	(1,478)	4,036	(5,514)	10,598

(Note) Increase or decrease shows the difference between the six-month period ended September 30, 2007 and the six-month period ended September 30, 2006.

(4)	Consolidated Statements of Interim Shareholders’ Equity (Unaudited)
Six-Month Period Ended September 30, 2007

	Shares of		Additional		Accumulated other
	outstanding common		Paid-in		comprehensive
	stock	Common Stock	Capital	Retained Earnings	income	Treasury stock
	Thousand	Million Yen	Million Yen	Million Yen	Million Yen	Million Yen
Balance, April 1, 2007	140,577	13,260	25,242	140,666	19,274	(5,164)
Net income				1,875
Other comprehensive income					(2,125)
Cash dividends paid (22.0 yen per share)				(3,093)
Repurchase of treasury stock	(6)					(8)
Pension liability adjustment					(1,228)

As of September 30, 2007	140,571	13,260	25,242	139,448	15,921	(5,172)

Six-Month Period Ended September 30, 2006

	Shares of		Additional		Accumulated other
	outstanding common		Paid-in		comprehensive
	stock	Common Stock	Capital	Retained Earnings	income	Treasury stock
	Thousand	Million Yen	Million Yen	Million Yen	Million Yen	Million Yen
Balance, April 1, 2006	143,916	13,260	25,242	134,515	13,575	(117)
Net income				6,226
Other comprehensive loss					(2,190)
Cash dividends paid (20.0 yen per share)				(2,878)
Repurchase of treasury stock	(8)					(12)

As of September 30, 2006	143,908	13,260	25,242	137,863	11,385	(129)

Fiscal Year Ended March 31, 2007

	Shares of		Additional		Accumulated other
	outstanding common		Paid-in		comprehensive
	stock	Common Stock	Capital	Retained Earnings	income	Treasury stock
	Thousand	Million Yen	Million Yen	Million Yen	Million Yen	Million Yen
Balance, April 1, 2006	143,916	13,260	25,242	134,515	13,575	(117)
Net income				9,029
Other comprehensive income					1,569
Cash dividends paid (20.0 yen per share)				(2,878)
Repurchase of treasury stock	(3,339)					(5,047)
Adjustment to initially apply SFAS No. 158, net of tax					4,130

As of March 31, 2007	140,577	13,260	25,242	140,666	19,274	(5,164)

(5)	Interim Consolidated Statements of Cash Flow (Unaudited)

	Six-Month Period Ended	Six-Month Period Ended	Fiscal Year Ended
Accounts	September 30, 2007	September 30, 2006	March 31, 2007
	Million Yen	Million Yen	Million Yen

I. Operating activities
1. Net income	1,875	6,226	9,029
2. Adjustments to reconcile net income to net cash provided by operating activities
(1) Depreciation and amortization	1,941	1,754	3,735
(2) Deferred taxes	466	3,031	3,628
(3) Gain/loss on sale or disposal of property, plant and equipment	(440)	(198)	25
(4) Valuation loss on investment in securities	9	7	365
(5) Gain on sale and exchange of marketable securities and investment securities	(651)	—	(406)
(6) Equity in net income (loss) of affiliated companies, less dividends	4,675	(310)	(1,164)
(7) Changes in assets and liabilities
Decrease (increase) in notes and accounts receivables	(2,750)	(3,366)	574
(Increase) decrease in inventories	(311)	(2,081)	(2,897)
Decrease (increase) in other current assets	1,709	422	(371)
Increase (decrease) in notes and accounts payable	(2,018)	(757)	219
(Decrease) increase in liability for termination and retirement benefits	(1,367)	(1,269)	(2,472)
(Decrease) increase in accrued expenses and other current liabilities	2,162	(1,167)	(696)
(8) Other	91	50	(230)

Net cash provided by operating activities	5,391	2,342	9,339

II. Investing activities
1. Proceeds from sales and redemption of marketable securities	4,206	18,708	28,509
2. Payments to acquire marketable securities	(5,702)	(6,031)	(9,929)
3. Proceeds from sales of property, plant and equipment	845	617	524
4. Acquisition of tangible fixed assets	(886)	(1,268)	(2,536)
5. Proceeds from sale of investments	1,328	8	8
6. Payments to acquire investments in affiliated companies	—	(15,326)	(15,326)
7. Payments to acquire investments	(604)	(1,226)	(1,887)
8. Payments to acquire investments in the newly consolidated subsidiaries	—	80	80
9. (Increase) decrease in other assets	(616)	(103)	(628)

Net cash (used in) investing activities	(1,429)	(4,541)	(1,185)

III. Financing activities
1. (Decrease) increase in short-term bank loans	183	2,952	(575)
2. Proceeds from issuance of long-term debt	9	135	130
3. Repayments of long-term debt	(26)	(17)	(34)
4. Repurchase of treasury stock	(8)	(12)	(5,047)
5. Dividends paid on common stock	(3,093)	(2,878)	(2,878)

Net cash flow provided by (used in) financing activities	(2,935)	180	(8,404)

IV. Effect of exchange rate on cash and cash equivalents	6	(77)	173

V. Increase/decrease in cash and cash equivalents	1,033	(2,096)	(77)
VI. Initial balance of cash and cash equivalents	19,816	19,893	19,893

VII. Period (Year) end balance of cash and cash equivalents	20,849	17,797	19,816

Additional Information

Cash paid for
Interest	41	33	70
Income taxes, etc.	1,333	2,163	4,667
Investment activities without cash disbursement
Share exchange	143	—	—

(6)	Basic Matters in Preparing Interim Consolidated Financial Statements (Unaudited)

(i)	Matters Regarding the Scope of Consolidation and Application of the Equity Method

Major consolidated subsidiaries:
Wacoal Corporation; Studio Five Corp.; Kyushu Wacoal Sewing Corp.; Torica Co., Ltd.; Nanasai Co., Ltd.; Wacoal International Corp.; Wacoal America, Inc.; Wacoal France Société Anonyme; Wacoal Hong Kong Co., Ltd.; Wacoal Investment Co., Ltd.; and Wacoal China Co., Ltd.

Major Affiliated Companies: Peach John Co., Ltd.; Shinyoung Wacoal Inc.; Taiwan Wacoal Co., Ltd.; and Thai Wacoal Public Co., Ltd.

(ii)	Matters Regarding New Subsidiaries and Affiliates N/A

(iii)	Standard of Preparation of Consolidated Financial Statements
     The consolidated financial statements have been prepared based on terms, format and preparation methods in compliance with accounting standards generally accepted in the United States (hereinafter referred to as the “U.S. Accounting Standards”), except for segment information, which is prepared using accounting standards generally accepted in Japan. Various laws and ordinances relating to accounting in the U.S. include Regulation S-X, accounting series releases regarding reporting to the Securities and Exchange Commission (SEC), the Financial Accounting Standards Board (FASB), the Accounting Principles Board (APB), and Accounting Research Bulletin (ARB) of the Committee on Accounting Procedures, among others.
(iv)	Significant Accounting Policies
a.	Valuation Standard of Inventories
     The average cost method was mainly used for goods, products and supplies, and the first-in first-out method was used for raw materials, with both valued at the lower of cost or market.
b.	Valuation Standard of Tangible Fixed Assets and Method of Depreciation
     Tangible fixed assets are valued at the acquisition cost. Depreciation expenses are calculated mainly using the straight-line method based on the estimated useful life of the asset (the lease term or useful life, whichever is shorter, is used for capitalized leased assets).
c.	Valuation Method of Marketable Securities and Investment Securities
     Based on the provisions of FASB Standard No. 115, marketable securities and investment securities have been classified as saleable securities, and valued at fair value. Moreover, unrealized valuation profit/loss is classified and included in other comprehensive income within shareholders’ equity.
d.	Reserve for Retirement Benefits
     This is accounted for based on the provisions of FASB Standard No. 87 and No. 158.
e.	Lease Transactions
     Based on the provisions of FASB Standard No. 13, capital leases have been capitalized at fair value of the lease payments.
f.	Accounting Procedure for Consumption Tax, etc.
     Accounting procedure for consumption tax, etc., is based on the tax-excluded method.
g.	Consolidated Cash Flow Statement
     Upon preparing the consolidated cash flow statements, time deposits and certificate of deposits with original maturities of three (3) months or less have been included in cash and cash equivalents.
h.	Newly Adopted Accounting Standards
     In June 2007, the FASB released FIN 48 “Accounting for Uncertainty in Income Taxes - Interpretive Guidance on FASB Standard No. 109”. Under FIN 48, the accounting for uncertainty in income taxes recorded in companies’ financial statements pursuant to FASB Standard No. 109 “Accounting for Income Taxes” is specified. FIN 48 also indicates guidance on suspension on recognizing, balance sheet classification, interest and penalties, disclosures and changes in subsequent periods. No material effect on financial condition and business results is expected by the adoption of this interpretive guidance.

(7) Notes to the Interim Consolidated Financial Statements
(i) Market Value, etc. of Securities
(Unit: Million Yen)

	Six-Month Period Ended				Six-Month Period Ended				Fiscal Year Ended
	September 30, 2007				September 30, 2006				March 31, 2007
	As of September 30, 2007				As of September 30, 2006				As of March 31, 2007
		Total	Total			Total	Total			Total	Total
	Acquisition	Unrealized	Unrealized	Fair	Acquisition	Unrealized	Unrealized	Fair	Acquisition	Unrealized	Unrealized	Fair
	Cost	Profit	Loss	Value	Cost	Profit	Loss	Value	Cost	Profit	Loss	Value
Securities
Government Bonds	2,409	4	8	2,405	3,712	0	13	3,699	3,210	3	12	3,201
Corporate Bonds	6,802	3	136	6,669	7,327	95	64	7,358	6,304	4	125	6,183
Bank Bonds	500	0	2	498	4,000	0	6	3,994	700	0	2	698
Trust Fund	5,186	202	41	5,347	4,908	169	124	4,953	4,187	166	43	4,310

Total	14,897	209	187	14,919	19,947	264	207	20,004	14,401	173	182	14,392

Investment
Equities	26,665	21,021	1,018	46,668	26,612	23,459	670	49,401	26,842	26,378	101	53,119

Total	26,665	21,021	1,018	46,668	26,612	23,459	670	49,401	26,842	26,378	101	53,119

(ii) Contract Amount, Market Value and Valuation Profit/Loss of Derivative Transactions
     In order to protect against foreign currency exchange and interest rate risk, forward exchange contracts have been utilized as financial derivative products. There are forward exchange transactions (dollar-buying, yen-selling) which are non-market transactions. However, profit and loss, and contract amounts have been omitted from these financial statements, as the amounts involved are not large enough to be material.
(iii) Per Share Information

	Six-Month Period Ended	Six-Month Period Ended	Fiscal Year Ended
	September 30, 2007	September 30, 2006	March 31, 2007
	(As of September 30, 2007)	(As of September 30, 2006)	(As of March 31, 2007)
Net income	1,875 million yen	6,226 million yen	9,029 million yen

Number of average shares issued during the period (excluding treasury stock)	140,573,672 shares	143,911,921 shares	142,910,187 shares

Net income per share	13.34 yen	43.26 yen	63.18 yen

Diluted net earnings per share	—	—	—
(iv) Significant Subsequent Events
     On November 9, 2007, our board of directors resolved to exchange shares (“Share Exchange”) to make Peach John Co., Ltd. a wholly-owned subsidiary of the Company (100% parent company) and the Share Exchange Agreement was executed the same date.
     For details regarding the Share Exchange, please see our press release on the “Announcement Regarding a Share Exchange to Make Peach John Co., Ltd. a Wholly-Owned Subsidiary of Wacoal Holdings Corp.” announced today on November 9, 2007.

(v) Segment Information (Unaudited)
     a. Segment Information by Type of Business
Six-month period ended September 30, 2007 (April 1, 2007 to September 30, 2007)
(In Millions of Yen)

	Textile goods and			Elimination or
	related products	Others	Total	corporate	Consolidated
Sales and operating income/loss
(1) Sales to outside customers	76,993	7,482	84,475	—	84,475
(2) Internal sales or transfer among segments	—	1,818	1,818	(1,818)	—

Total	76,993	9,300	86,293	(1,818)	84,475
Operating expenses	67,997	9,192	77,189	(1,694)	75,495

Operating income	8,996	108	9,104	(124)	8,980
Six-month period ended September 30, 2006 (April 1, 2006 to September 30, 2006)
(In Millions of Yen)

	Textile goods and			Elimination or
	related products	Others	Total	corporate	Consolidated
Sales and operating income/loss
(1) Sales to outside customers	76,205	7,723	83,928	—	83,928
(2) Internal sales or transfer among segments	—	1,903	1,903	(1,903)	—

Total	76,205	9,626	85,831	(1,903)	83,928
Operating expenses	66,687	9,592	76,279	(1,532)	74,747

Operating income	9,518	34	9,552	(371)	9,181
Fiscal year ended March 31, 2007 (April 1, 2006 to March 31, 2007)
(In Millions of Yen)

	Textile goods and			Elimination or
	related products	Others	Total	corporate	Consolidated
Sales and operating income/loss
(1) Sales to outside customers	150,349	16,061	166,410	—	166,410
(2) Internal sales or transfer among segments	—	3,982	3,982	(3,982)	—

Total	150,349	20,043	170,392	(3,982)	166,410
Operating expenses	136,875	19,828	156,703	(3,189)	153,514

Operating income	13,474	215	13,689	(793)	12,896

(Note) 1.	Segment information is prepared based on the consolidated interim financial statement regulations.

2.	Our business is classified into textile goods and related products, and others, based on the type, quality, and the resemblance of such products to other products in the market.

3.	Core products of respective business classifications:

Textile goods and related products	innerwear (foundation, lingerie, nightwear and children’s innerwear), outerwear, sportswear, hosiery, etc.

Others	mannequins, shop design and implementation, housing, restaurant, culture, services, etc.

4.	Out of the operating expenses, the unapportionable amount of operating expenses which is included in “elimination or corporate” was 124 million yen, 371 million yen and 793 million yen for the six-month period ended September 30, 2007, the six-month period ended September 30, 2006 and the previous fiscal year, respectively, which were mainly expenses related to the corporate administrative department.

     b. Segment Information by Location
Six-month period ended September 30, 2007 (April 1, 2007 to September 30, 2007)
(Unit: Million Yen)

					Elimination or
	Japan	Asia	Europe/U.S.	Total	corporate	Consolidated
Sales and operating income/loss
(1) Sales to outside customers	71,142	3,980	9,353	84,475	—	84,475
(2) Internal sales or transfer among segments	531	3,391	—	3,922	(3,922)	—

Total	71,673	7,371	9,353	88,397	(3,922)	84,475
Operating expenses	64,594	6,827	7,872	79,293	(3,798)	75,495

Operating income	7,079	544	1,481	9,104	(124)	8,980
Six-month period ended September 30, 2006 (April 1, 2006 to September 30, 2006)
(Unit: Million Yen)

					Elimination or
	Japan	Asia	Europe/U.S.	Total	corporate	Consolidated
Sales and operating income/loss
(1) Sales to outside customers	71,593	3,523	8,812	83,928	—	83,928
(2) Internal sales or transfer among segments	725	2,623	—	3,348	(3,348)	—

Total	72,318	6,146	8,812	87,276	(3,348)	83,928
Operating expenses	64,983	5,551	7,190	77,724	(2,977)	74,747

Operating income	7,335	595	1,622	9,552	(371)	9,181
Fiscal year ended March 31, 2007 (April 1, 2006 to March 31, 2007)
(Unit: Million Yen)

					Elimination or
	Japan	Asia	Europe/U.S.	Total	corporate	Consolidated
Sales and operating income/loss
(1) Sales to outside customers	141,676	6,713	18,021	166,410	—	166,410
(2) Internal sales or transfer among segments	1,259	5,612	—	6,871	(6,871)	—

Total	142,935	12,325	18,021	173,281	(6,871)	166,410
Operating expenses	132,559	11,857	15,176	159,592	(6,078)	153,514

Operating income	10,376	468	2,845	13,689	(793)	12,896

(Note) 1.	Segment information is prepared based on the “consolidated interim financial statement regulations”.

2.	The categories of countries and areas are proximity-based.

3.	Main countries and areas making up classifications other than Japan

Asia: Various countries of East Asia and Southeast Asia

Europe/U.S.: The U.S. and various European countries

4.	Out of the operating expenses, the unapportionable amount of operating expenses which is included in “elimination or corporate” was 124 million yen, 371 million yen and 793 million yen for the six-month period ended September 30, 2007, the six-month period ended September 30, 2006 and the previous fiscal year, respectively, which were mainly expenses related to the corporate administrative department.

     c. Overseas Sales
Six-month period ended September 30, 2007 (April 1, 2007 to September 30, 2007)
(Unit: Million Yen)

	Asia	Europe/U.S.	Total
I. Overseas sales	3,980	9,353	13,333
II. Consolidated sales	—	—	84,475
III. Ratio of overseas sales in consolidated sales	4.7%	11.1%	15.8%
Six-month period ended September 30, 2006 (April 1, 2006 to September 30, 2006)
(Unit: Million Yen)

	Asia	Europe/U.S.	Total
I. Overseas sales	3,523	8,812	12,335
II. Consolidated sales	—	—	83,928
III. Ratio of overseas sales in consolidated sales	4.2%	10.5%	14.7%
Fiscal year ended March 31, 2007 (April 1, 2006 to March 31, 2007)
(Unit: Million Yen)

	Asia	Europe/U.S.	Total
I. Overseas sales	6,713	18,021	24,734
II. Consolidated sales	—	—	166,410
III. Ratio of overseas sales in consolidated sales	4.0%	10.8%	14.8%

(Note) 1.	Segment information is prepared based on the “consolidated interim financial statement regulations”.

2.	Main countries and areas making up classifications other than Japan:

Asia: Various countries of East Asia and Southeast Asia

Europe/U.S.: The U.S. and various European countries

(vi)	Status of Production and Sales (Unaudited)
     a.  Production Results

	Six-Month Period		Six-Month Period		Fiscal Year Ended
	Ended September 30, 2007		Ended September 30, 2006		March 31, 2007
Segment name by type of business	Amount	Distribution Ratio	Amount	Distribution Ratio	Amount	Distribution Ratio
	Million Yen	%	Million Yen	%	Million Yen	%
Textile goods and related products	35,052	100.0	36,571	100.0	71,366	100.0
     b. Sales Results

		Six-Month Period Ended		Six-Month Period Ended		Fiscal Year Ended
		September 30, 2007		September 30, 2006		March 31, 2007
			Distribution		Distribution		Distribution
Segment name by type of business		Amount	Ratio	Amount	Ratio	Amount	Ratio
		Million Yen	%	Million Yen	%	Million Yen	%

	Innerwear
	Foundation and lingerie	63,462	75.1	62,675	74.7	123,295	74.1
Textile	Nightwear	5,534	6.6	5,005	6.0	10,081	6.0
goods	Children’s underwear	1,023	1.2	1,120	1.3	2,069	1.2

and	Subtotal	70,019	82.9	68,800	82.0	135,445	81.3

related	Outerwear/Sportswear	4,158	4.9	4,481	5.3	8,751	5.3
products	Hosiery	901	1.0	921	1.1	2,102	1.3
	Other textile goods and related products	1,915	2.3	2,003	2.4	4,051	2.4

	Total	76,993	91.1	76,205	90.8	150,349	90.3

Others		7,482	8.9	7,723	9.2	16,061	9.7

Total		84,475	100.0	83,928	100.0	166,410	100.0

5.	Interim Non-Consolidated Financial Statements
(1)	Balance Sheet

Accounts	As of September 30, 2007		As of March 31, 2007		As of September 30, 2006
(Assets)	Million Yen	%	Million Yen	%	Million Yen	%

I. Current Assets	5,534	3.9	6,689	4.4	10,348	6.7

Cash and cash equivalents	714		1,399		516
Marketable securities	4,054		3,188		9,102
Deferred tax assets	80		129		61
Others	686		1,971		669

II. Fixed Assets	137,839	96.1	143,636	95.6	144,257	93.3

1. Property, plant and equipment	39,733	27.7	40,510	27.0	41,072	26.6
Buildings	19,341		20,047		20,559
Building improvements	466		500		536
Vehicle and transport equipment	9		—		—
Equipment	1,594		1,564		1,562
Land	18,321		18,398		18,413

2. Intangible fixed assets	588	0.4	588	0.4	585	0.4
Leasehold right	585		585		585
Others	2		2		—

3. Investment and other assets	97,518	68.0	102,537	68.2	102,599	66.3
Investment securities	10,813		11,149		10,851
Investments in affiliates	86,465		91,164		91,583
Deferred income taxes	78		59		—
Others	161		163		165

Total Assets	143,374	100.00	150,325	100.00	154,606	100.00

Accounts	As of September 30, 2007		As of March 31, 2007		As of September 30, 2006
(Liabilities)	Million Yen	%	Million Yen	%	Million Yen	%

I. Current Liabilities	2,959	2.1	4,436	3.0	4,847	3.1

Notes payable	8		8		10
Borrowings from affiliated companies	2,500		2,500		—
Short-term bank loans	—		—		4,000
Accrued liability	272		1,594		488
Accrued expenses	10		10		7
Accrued corporate taxes, etc.	32		198		163
Accrued bonuses	73		56		77
Reserve for officers’ bonuses	15		30		—
Others	46		38		99

II. Long-term Liabilities	449	0.3	454	0.3	524	0.4

Deferred tax liability	—		—		71
Others	449		454		452

Total Liabilities	3,408	2.4	4,890	3.3	5,371	3.5

(Net Assets)

I. Shareholders’ equity	139,988	97.6	145,476	96.7	149,202	96.5

1. Common stock	13,260	9.2	13,260	8.8	13,260	8.6
2. Additional paid-in capital	25,273	17.6	25,273	16.8	25,273	16.3
Capital reserve	25,273		25,273		25,273
3. Retained earnings	106,627	74.4	112,106	74.5	110,798	71.7
(1) Retained earnings reserve	3,315		3,315		3,315
(2) Other retained earnings	103,312		108,791		107,483
Reserve of deferred gain on sales of fixed assets	2,156		2,191		2,152
Dividend equalization reserve	—		3,000		3,000
General reserve	103,000		100,000		100,000
Retained earnings carried forward	(1,844)		3,599		2,330

4. Treasury stock	(5,172)	(3.6)	(5,163)	(3.4)	(129)	(0.1)

II. Difference of appreciation and conversion	(22)	(0.0)	(41)	(0.0)	32	0.0

Other securities valuation difference	(22)	(0.0)	(41)	(0.0)	32	0.0

Total Net Assets	139,966	97.6	145,434	96.7	149,235	96.5

Total Liabilities and Net Assets	143,374	100.0	150,325	100.0	154,606	100.0

(2)	Income Statement

	Six-Month Period Ended		Six-Month Period Ended		Fiscal Year Ended
Accounts	September 30, 2007		September 30, 2006		March 31, 2007
	Million Yen	%	Million Yen	%	Million Yen	%

I. Operating revenues	4,023	100.0	2,331	100.0	6,005	100.0

Income from rent	2,019		2,075		4,158
Dividend income	1,858		113		1,570
Others	145		142		276

II. Operating expenses	1,989	49.4	2,202	94.5	4,435	73.8

Cost of rental revenue	1,002		1,159		2,423
Selling, general and administrative expenses	986		1,043		2,011

Operating income	2,033	50.6	129	5.5	1,570	26.2

III. Non-operating income	106	2.6	86	3.7	584	9.7

Interest income	41		47		80
Dividends received	18		15		64
Gain on sale of marketable securities	—		0		406
Others	45		23		33

IV. Non-operating expenses	12	0.3	12	0.5	22	0.4

Interest expense	8		12		21
Others	3		0		1

Ordinary income	2,127	52.9	202	8.7	2,132	35.5

V. Extraordinary gains	541	13.5	192	8.3	243	4.0

VI. Extraordinary loss	4,700	116.9	1	0.1	567	9.4

Pre-tax net income (loss)	(2,031)	(50.5)	394	16.9	1,808	30.1
Corporate tax, resident tax and enterprise tax	337	8.4	46	2.0	300	5.0
Adjustment of corporate tax, etc.	17	0.4	139	6.0	(8)	(0.1)

Net income (loss)	(2,386)	(59.3)	208	8.9	1,516	25.2

(3)	Interim Statements of Changes in Shareholders’ Equity

Six-month period ended September 30, 2007 (From April 1, 2007 to September 30, 2007)	(In Millions of Yen)

							Difference of
							appreciation and
							conversion
	Shareholders’ equity							Total
		Additional						difference
		paid-in	Retained earnings				Other	of
		capital	Retained	Other		Total	securities	appreciation	Total
	Common	Capital	earnings	retained	Treasury	shareholders’	valuation	and	net
	stock	reserve	reserve	earnings	stock	equity	difference	conversion	assets
Balance as of March 31, 2007	13,260	25,273	3,315	108,791	(5,163)	145,476	(41)	(41)	145,434
Changes during the interim accounting period
Transfer from reserve for deferred gain on sales of fixed assets				—		—			—
Dividends from surplus				(3,092)		(3,092)			(3,092)
Appropriation of other surplus				—		—			—
Net loss				(2,386)		(2,386)			(2,386)
Acquisition of treasury stock					(8)	(8)			(8)
Net change of items other than shareholders’ equity							18	18	18
Total changes during the interim accounting period	—	—	—	(5,479)	(8)	(5,487)	18	18	(5,468)
Balance as of September 30, 2007	13,260	25,273	3,315	103,312	(5,172)	139,988	(22)	(22)	139,966

(Note) Breakdown of other retained earnings

	Reserve for
	deferred gain on	Reserve for
	sales of fixed	dividend		Retained earnings
	assets	averaging	General reserve	carried forward	Total
Balance as of March 31, 2007	2,191	3,000	100,000	3,599	108,791
Changes during the interim accounting period
Transfer from reserve for deferred gain on sales of fixed assets	(34)			34	—
Dividends from surplus				(3,092)	(3,092)
Appropriation of other surplus		(3,000)	3,000		—
Net loss				(2,386)	(2,386)
Acquisition of treasury stock
Net change of items other than shareholders’ equity
Total changes during the interim accounting period	(34)	(3,000)	3,000	(5,444)	(5,479)
Balance as of September 30, 2007	2,156	—	103,000	(1,844)	103,312

Six-month period ended September 30, 2006 (From April 1, 2006 to September 30, 2006)	(In Millions of Yen)

							Difference of
							appreciation and
							conversion
	Shareholders’ equity							Total
		Additional						difference
		paid-in	Retained earnings				Other	of
		capital	Retained	Other		Total	securities	appreciation	Total
	Common	Capital	earnings	retained	Treasury	shareholders’	valuation	and	net
	stock	reserve	reserve	earnings	stock	equity	difference	conversion	assets
Balance as of March 31, 2006	13,260	25,273	3,315	110,178	(117)	151,909	67	67	151,976
Changes during the interim accounting period
Transfer from reserve for deferred gain on sales of fixed assets				—		—			—
Dividends from surplus				(2,878)		(2,878)			(2,878)
Bonus of directors				(25)		(25)			(25)
Net income				208		208			208
Acquisition of treasury stock					(12)	(12)			(12)
Net change of items other than shareholders’ equity							(34)	(34)	(34)
Total changes during the interim accounting period	—	—	—	(2,695)	(12)	(2,707)	(34)	(34)	(2,741)
Balance as of September 30, 2006	13,260	25,273	3,315	107,483	(129)	149,202	32	32	149,235

(Note) Breakdown of other retained earnings

	Reserve for
	deferred gain on	Reserve for
	sales of fixed	dividend		Retained earnings
	assets	averaging	General reserve	carried forward	Total
Balance as of March 31, 2006	2,219	3,000	100,000	4,958	110,178
Changes during the interim accounting period
Transfer from reserve for deferred gain on sales of fixed assets	(67)			67	—
Dividends from surplus				(2,878)	(2,878)
Bonus of directors				(25)	(25)
Net income				208	208
Acquisition of treasury stock
Net change of items other than shareholders’ equity
Total changes during the interim accounting period	(67)	—	—	(2,628)	(2,695)
Balance as of September 30, 2006	2,152	3,000	100,000	2,330	107,483

Fiscal Year ended March 31, 2007 (From April 1, 2006 to March 31, 2007)	(In Millions of Yen)

							Difference of
							appreciation and
							conversion
	Shareholders’ equity							Total
		Additional						difference
		paid-in	Retained earnings				Other	of
		capital	Retained	Other		Total	securities	appreciation	Total
	Common	Capital	earnings	retained	Treasury	shareholders’	valuation	and	net
	stock	reserve	reserve	earnings	stock	equity	difference	conversion	assets
Balance as of March 31, 2006	13,260	25,273	3,315	110,178	(117)	151,909	67	67	151,976
Changes during the interim accounting period
Reserve of reserve for deferred gain on sales of fixed assets				—		—			—
Transfer from reserve for deferred gain on sales of fixed assets				—		—			—
Dividends from surplus				(2,878)		(2,878)			(2,878)
Bonus of directors				(25)		(25)			(25)
Net income				1,516		1,516			1,516
Acquisition of treasury stock					(5,046)	(5,046)			(5,046)
Net change of items other than shareholders’ equity							(108)	(108)	(108)
Total changes during the interim accounting period	—	—	—	(1,387)	(5,046)	(6,433)	(108)	(108)	(6,541)
Balance as of March 31, 2007	13,260	25,273	3,315	108,791	(5,163)	145,476	(41)	(41)	145,434

(Note) Breakdown of other retained earnings

	Reserve for
	deferred gain on	Reserve for
	sales of fixed	dividend		Retained earnings
	assets	averaging	General reserve	carried forward	Total
Balance as of March 31, 2006	2,219	3,000	100,000	4,958	110,178
Changes during the interim accounting period
Reserve of reserve for deferred gain on sales of fixed assets	109			(109)	—
Transfer from reserve for deferred gain on sales of fixed assets	(136)			136	—
Dividends from surplus				(2,878)	(2,878)
Bonus of directors				(25)	(25)
Net income				1,516	1,516
Acquisition of treasury stock
Net change of items other than shareholders’ equity
Total changes during the interim accounting period	(27)	—	—	(1,359)	(1,387)
Balance as of March 31, 2007	2,191	3,000	100,000	3,599	108,791

(4)	Basic Matters in Preparation of Non-Consolidated Financial Statements
(i)	Valuation Standards and Method of Assets
          Valuation standards and method of securities
Stock of affiliated companies: Cost accounting method based on moving average method Other securities:
Securities with market value: Market value method based on market price on closing day for the end of the year
(Variance in valuation is based on method of directly including all net assets, and cost of sales is calculated based on moving average method)
Securities without market value: Cost accounting method based on moving average method
(ii)	Depreciation Method of Fixed Assets
a.	Tangible fixed assets: Constant percentage method (fixed amount method for buildings (excluding fixtures incidental to buildings) acquired on or after April 1, 1998). Durable years for major items are as follows.
Buildings and structures: 5 to 50 years
Machinery and vehicles: 2 to 4 years
Equipment and tools: 2 to 20 years
b.	Intangible fixed assets: Fixed amount method
(iii)	Reserves
a.	Accrued bonuses: In order to provide bonuses to employees, accrued bonuses are reserved based on the anticipated amount to be paid.

b.	Reserve for officers’ bonuses: In order to provide bonuses to officers, reserve for officers’ bonuses are reserved based on the anticipated amount to be paid and recorded as “Accrued bonuses” under Current Liabilities.
(iv)	Processing Method of Lease Transactions
     Finance lease transactions, other than those in which the ownership of the leased item is acknowledged to be transferred to the borrower, are pursuant to accounting procedures based on the method according to an ordinary lease transaction.
(v)	Material Matters in Preparation of Other Financial Statements
     Accounting procedures for consumption tax, etc. is as per the tax-excluded method.
(5)	Change in Basic Matters in Preparation of Non-Consolidated Financial Statements
     Change of Depreciation Method
     Following the revisions made to the Corporation Tax Law in 2007, we have changed to the method pursuant to said revised Corporation Tax Law with regard to the tangible fixed assets acquired on and after April 1, 2007. The effect by such change on the income statement is minor.
     (Additional Information)
     With regard to the tangible fixed assets acquired on or before March 31, 2007, the depreciation method have been changed so that they are amortize uniformly over a five-year period following the end of depreciation period until the amount reaches the limit for depreciation. The effect by such change on the income statement is minor.

(6)	Notes to Interim Non-Consolidated Financial Statements

	Six-Month Period	Six-Month Period
	Ended	Ended	Fiscal Year Ended
	September 30, 2007	September 30, 2006	March 31, 2007
	(Million Yen)	(Million Yen)	(Million Yen)
(Notes to the Balance Sheet)

Accumulated depreciation in tangible fixed assets	26,501	26,777	27,141
(Notes to the Statement of Changes in Shareholders’ Equity)

Six-Month Period Ended September 30, 2007 (From April 1, 2007 to September 30, 2007) Matters concerning class and number of shares of treasury stock:	(Unit: Shares)

				Number of shares
Class of				held as of September
shares	As of March 31, 2007	Increase	Decrease	30, 2007

Common stock	3,440,116	5,831	—	3,445,947

*	The increase in the number of shares of treasury stock (5,831) is due to the purchase of shares constituting less than one full unit.
(Notes to Marketable Securities)
     Shares of affiliated companies with market value

	Six-Month Period	Six-Month Period
	Ended	Ended	Fiscal Year Ended
	September 30, 2007	September 30, 2006	March 31, 2007
	(Million Yen)	(Million Yen)	(Million Yen)

Appropriation on balance sheet	2,163	2,163	2,163
Market value	6,387	3,523	4,349

Balance	4,223	1,359	2,185